   As filed with the Securities and Exchange Commission on August 25, 1998

                                      REGISTRATION STATEMENT NO. 333-60219
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           _________________________
                                 PRE-EFFECTIVE
                                AMENDMENT NO. 1
                                      TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           _________________________

                            BOSTON PROPERTIES, INC.
             (Exact name of Registrant as specified in its charter)

            Delaware                                      04-2473675
  (State or other jurisdiction              (I.R.S. Employer Identification No.)
of incorporation or organization)

                               8 Arlington Street
                          Boston, Massachusetts 02116
                                 (617) 859-2600
   (Address, including zip code, and telephone number, including area code of
                   Registrant's principal executive offices)
                        _______________________________

                        Mortimer B. Zuckerman, Chairman
                           Edward H. Linde, President
                          and Chief Executive Officer
                            BOSTON PROPERTIES, INC.
                               8 Arlington Street
                          Boston, Massachusetts 02116
                                 (617) 859-2600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                             GILBERT G. MENNA, P.C.
                            EDWARD M. SCHULMAN, ESQ.
                          Goodwin, Procter & Hoar  LLP
                                 Exchange Place
                          Boston, Massachusetts  02109
                                 (617) 570-1000
                         _____________________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is used to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL NOR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                PRELIMINARY PROSPECTUS DATED AUGUST 25, 1998

PROSPECTUS
----------

                               2,678,774 SHARES

                            BOSTON PROPERTIES, INC.

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                                  ____________

     This prospectus relates to the possible issuance by Boston Properties, Inc. (the "Company") of up to 2,678,774 shares of common stock (the "Redemption Shares"), par value $.01 per share ("Common Stock"), of the Company, if and to the extent that holders of up to 2,678,774 common units ("Original Units") of limited partnership interest ("Units") in Boston Properties Limited Partnership (the "Operating Partnership"), of which the Company is the sole general partner and in which the Company owns a controlling limited partnership interest, exchange such Units for Redemption Shares. The Original Units were issued on June 23, 1997 upon the contribution to the Operating Partnership of certain properties or interests therein. The offering of the Redemption Shares is being made by the Company in accordance with the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of June 29, 1998, as amended (the "Partnership Agreement") which permits the holders of Original Units, on and after August 23, 1998, to present their Units for redemption for cash. The Partnership Agreement permits the Company to acquire any Unit presented for redemption for one share of Common Stock (subject to antidilution adjustments). The Company is registering the Redemption Shares pursuant to the Company's obligations under a registration rights agreement dated June 23, 1997 (the "Registration Rights Agreement"), but the registration of the Redemption Shares does not necessarily mean that all or any portion of the Original Units will be presented for redemption or that any of the Redemption Shares will be issued by the Company hereunder.

     The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "BXP." To ensure that the Company maintains its qualification as a Real Estate Investment Trust (a "REIT"), ownership by any person other than certain specified parties is limited to 6.6% of the outstanding capital stock, with certain exceptions. See "Description of Redemption Shares -- Restrictions on Transfers."

See "Risk Factors" beginning on page 4 for certain factors relevant to an investment in the Common Stock.

                              ____________________


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                              ____________________

     The Company will not receive any proceeds from the issuance of Redemption Shares but has agreed to bear certain expenses of registration of such shares under federal and state securities laws. The Company will acquire additional Units in the Operating Partnership in exchange for any Redemption Shares that the Company may issue to a holder of Original Units pursuant to this Prospectus.

                THE DATE OF THIS PROSPECTUS IS _______ __, 1998

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "SEC" or "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Redemption Shares. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company files information electronically with the Commission, and the Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission. The address of the Commission's Web Site is (http://www.sec.gov).

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy and information statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998, filed with the Commission pursuant to the Exchange Act;
(ii) the description of the Company's Common Stock contained in its Registration Statement on Form 8-A filed with the Commission pursuant to the Exchange Act on June 12, 1997, and all amendments and reports updating such description; (iii) the description of the Company's rights to purchase shares of the Company's Series E Junior Participating Cumulative Preferred Stock contained in the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on June 12, 1997, and the description contained in the Company's Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission on June 16, 1997 amending such description, and all amendments and reports updating such description; and (iv) the Company's Current Reports on Form 8-K filed with the Commission on September 26, 1997, November 6, 1997, November 26, 1997, December 16, 1997, January 12, 1998, January 26, 1998,
February 6, 1998, June 9, 1998, July 15, 1998, July 17, 1998, and July 27, 1998;
the Company's Current Reports on Form 8-K/A filed with the Commission on November 14, 1997 and November 25, 1997, amending the Company's Current Report on Form 8-K filed on September 26, 1997; the Company's Current Reports on
Form 8-K/A filed with the Commission on November 14, 1997 and December 4, 1997, amending the Company's Current Report on Form 8-K filed with the Commission on November 6, 1997; and the Company's Current Report on Form 8-K/A filed with the Commission on August 25, 1998, amending the Company's Current Reports on Form 8-K filed with the Commission on July 15, 1998, July 17, 1998, and
July 27, 1998.

     All other documents filed with the Commission by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Redemption Shares are to be incorporated herein by reference and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Any person receiving a copy of this Prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents. Written requests should be mailed to Boston Properties Inc., 8 Arlington Street, Boston, Massachusetts 02116, Attention: Chief Financial Officer. Telephone requests may be directed to (617) 859-2600.

                               PROSPECTUS SUMMARY

     This summary is qualified in its entirety by the more detailed information included elsewhere in this Prospectus. Boston Properties Limited Partnership, a Delaware limited partnership of which Boston Properties, Inc., is the sole general partner is referred to as the "Operating Partnership." All references in this Prospectus to the "Company" refer to Boston Properties, Inc. and its subsidiaries, including the Operating Partnership, collectively, unless the context otherwise requires. The Company's initial public offering of Common Stock (the "Initial Offering") closed on June 23, 1997.

                                  THE COMPANY

     Boston Properties, Inc., a Delaware corporation, is one of the largest owners and developers of office properties in the United States, with a significant presence in Greater Boston, Greater Washington, D.C., Midtown Manhattan, Baltimore, Maryland, Richmond, Virginia and Princeton/East Brunswick, New Jersey. The Company is a self-administered and self-managed real estate investment trust (a "REIT") and has elected to be treated as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), beginning with its taxable year ended December 31, 1997.

     The Company's Common Stock has been traded on the New York Stock Exchange since the completion of the Initial Offering and is listed under the symbol "BXP." The Company's headquarters are located at 8 Arlington Street, Boston, Massachusetts 02116 and its telephone number is (617) 859-2600. In addition, the Company has regional offices at the U.S. International Trade Commission Building at 500 E Street, SW, Washington, D.C. 20024 and at 599 Lexington Avenue, New York, New York 10002.

                                  RISK FACTORS

     An investment in Common Stock involves various risks, and prospective investors should carefully consider the matters discussed under "Risk Factors" prior to any investment in the Company.

                           TAX STATUS OF THE COMPANY

     The Company elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 1997. The Company believes that, commencing with its taxable year ended December 31, 1997, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code, and that the Company's proposed manner of operation will enable it to meet the requirements for taxation as a REIT for federal income tax purposes. To maintain REIT status, the Company must meet a number of organizational and operational requirements, including a requirement that it currently distribute at least 95% of its taxable income to its stockholders. As a REIT, the Company generally will not be subject to federal income tax on net income it distributes currently to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax at regular corporate rates. See "Federal Income Tax Considerations" and "Risk Factors--Failure to Qualify as a REIT." Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain federal, state and local taxes on its income and property.

                            SECURITIES TO BE OFFERED

    This Prospectus relates to the possible issuance by the Company of up to 2,678,774 Redemption Shares if, and to the extent that, holders of up to 2,678,774 Units tender such Units to the Operating Partnership for redemption and the Company exercises its contractual right to acquire such tendered Units for Redemption Shares. The Original Units were issued on June 23, 1997 to certain persons ("Continuing Investors") upon their contribution to the Operating Partnership of properties or interests therein. The Company is registering the Redemption Shares pursuant to its obligations under the Registration Rights Agreement.

    Pursuant to the Partnership Agreement of the Operating Partnership, on and after August 23, 1998, each Original Unit may be tendered by its holder to the Operating Partnership for redemption for the cash equivalent of an equivalent number of shares of Common Stock (subject to certain adjustments to prevent dilution), provided that, at the option of the Company, the Company may acquire any Units so tendered for an equivalent number of shares of Common Stock (subject to certain adjustments to prevent dilution).

    As a result, the Company may from time to time issue up to 2,678,774 Redemption Shares upon the acquisition of Original Units tendered to the Operating Partnership for redemption. With each such acquisition, the Company's interest in the Operating Partnership will increase.

    The Company will not receive any proceeds from the issuance of any Redemption Shares, but will acquire Original Units tendered to the Operating Partnership for redemption for which it elects to issue Redemption Shares.

                                  RISK FACTORS


     An investment in Common Stock involves various risks. Prospective investors and holders of Original Units should carefully consider the following information in conjunction with the other information contained in this Prospectus and any related Prospectus Supplement before making an investment decision regarding the Redemption Shares offered hereby.

     "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Certain materials filed or to be filed by the Company with the Commission and incorporated by reference herein contain statements that are or will be forward-looking, such as statements relating to acquisitions (including related pro forma financial information) and other business development activities, future capital expenditures, financing sources and availability and the effects of regulations (including environmental regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements incorporated by reference herein. These risks and uncertainties include, but are not limited to, uncertainties affecting real estate businesses generally (such as entry into new leases, renewals of leases and dependence on tenants' business operations), risks relating to acquisition, construction and development activities, possible environmental liabilities, risks relating to leverage and debt service (including availability of financing terms acceptable to the Company and sensitivity of the Company's operations to fluctuations in interest rates), the potential for the use of borrowings to make distributions necessary to qualify as a REIT, dependence on the primary markets in which the properties are located, the existence of complex regulations relating to status as a REIT and the adverse consequences of the failure to qualify as a REIT and the potential adverse impact of market interest rates on the market prices for the Company's securities. Unless the context otherwise requires, the term "Company" also refers to the Operating Partnership and its subsidiaries.

TAX CONSEQUENCES OF EXCHANGE TO HOLDERS OF ORIGINAL UNITS

     Tax Consequences of Exchange of Units. In the event that the Company exercises its right to acquire Units tendered for redemption in exchange for cash or Redemption Shares, the Company's acquisition of such Units from the holder of Units (a "Unitholder" or "limited partner") will be treated for tax purposes as a sale of the Units by the Unitholder. Such a sale will be fully taxable to the Unitholder and such Unitholder will be treated as realizing for tax purposes an amount equal to the sum of the cash received or the value of the Redemption Shares received in the exchange plus the amount of any Operating Partnership liabilities allocable to the exchanged Units at the time of the redemption or exchange. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and the value of other property (e.g., Redemption Shares) received upon such disposition. See "Description of Units and Redemption of Units -- Tax Consequences of Redemption." In addition, the ability of a Unitholder to sell a substantial number of Redemption Shares in order to raise cash to pay tax liabilities associated with the redemption of Units may be limited as a result of fluctuations in the market price of Common Stock, and the price the Unitholder receives for such shares may not equal the value of his or her Units at the time of redemption or exchange.

     In the event that the Company does not exercise its right to acquire Units tendered for redemption in exchange for Redemption Shares, and such Units are redeemed by the Operating Partnership for cash, the tax consequences may differ. See "Description of Units and Redemption of Units."

     Potential Change in Investment Upon Redemption of Units. If a Unitholder exercises his or her right to require the redemption of all or a portion of his or her Units, such Unitholder may receive cash or, at the option of the Company, Redemption Shares in exchange for his or her Units. If the Unitholder receives cash, the Unitholder will no longer have any interest in the Company (except to the extent that it retains Units) and will not benefit from any subsequent increases in share price and will not receive any future distributions from the Company (unless the Unitholder retains or acquires in the future additional shares of Common Stock or Units). If the Unitholder receives Common Stock, the Unitholder will become a stockholder of the Company rather than a holder of Units in the Operating Partnership. See "Description of Units and Redemption of Units -- Comparison of Ownership of Units and Common Stock."

THE COMPANY MAY NOT ACHIEVE EXPECTED RETURNS ON PROPERTY ACQUISITIONS

    The Company intends to continue to investigate and pursue acquisitions of properties and portfolios of properties, including large portfolios that could significantly increase the size of the Company and alter its capital structure. There can be no assurance that the Company will be able to assimilate acquisitions of properties, and in particular acquisitions of portfolios of properties, or achieve the Company's intended return on investment.

THE COMPANY'S INVESTMENTS IN PROPERTY DEVELOPMENT MAY NOT YIELD EXPECTED RETURNS

    The Company intends to continue to pursue the development of properties to supplement the properties currently owned by the Operating Partnership or in which it holds an interest (each a "Property" and collectively, the "Properties"). To the extent that the Company engages in such development activities, it will be subject to the risks normally associated with such activities. Such risks include, without limitation, risks relating to the availability and timely receipt of zoning, land use, building, occupancy, and other regulatory approvals, the cost and timely completion of construction (including risks from causes beyond the Company's control, such as weather, labor conditions or material shortages) and the availability of construction financing on favorable terms. These risks could result in substantial unanticipated delays or expense and, under certain circumstances, could prevent completion of development activities once undertaken, any of which could have an adverse effect on the financial condition and results of operations of the Company and on the amount of cash available for distribution to stockholders.

THE COMPANY RELIES ON KEY PERSONNEL WHOSE CONTINUED SERVICE IS NOT GUARANTEED

    The Company is dependent on the efforts of Messrs. Zuckerman and Linde and other senior management personnel. Messrs. Zuckerman and Linde in particular have national reputations which aid the Company in negotiations with lenders and in having investment opportunities brought to the Company. The other executive officers of the Company who serve as managers of the Company's offices have strong regional reputations which aid the Company in identifying opportunities, or having opportunities brought to the Company, and in negotiating with tenants or build-to-suit prospects. While the Company believes that it could find replacements for these key executives, the loss of their services could have a material adverse effect on the operations of the Company in that the extent and nature of the Company's relationships with lenders and prospective tenants and with persons in the industry who may have access to investment opportunities would be diminished. While Mr. Linde and the other executive officers have employment agreements with the Company pursuant to which they have agreed to devote substantially all of their business time to the business and affairs of the Company and to not have substantial outside business interests, this can serve as no guarantee that they will remain with the Company for any specified term. Mr. Zuckerman, who has significant outside business interests, including serving as Chairman of the Board of Directors of U.S. News & World Report, The Atlantic Monthly magazine, the New York Daily News and Applied Graphics Technologies and as a member of the Board of Directors of Snyder Communications, does not have an employment agreement with the Company and serves as a non-executive officer of the Company with the title "Chairman of the Board of Directors." Mr. Zuckerman has historically devoted a significant portion of his business time to the affairs of the Company, although over the last twenty years less than a majority of his business time, in the aggregate, has been spent on the Company's affairs. Although Mr. Zuckerman cannot assure the Company that he will continue to devote any specific portion of his time to the Company and has therefore declined to enter into an employment agreement with the Company, Mr. Zuckerman has no present commitments inconsistent with his current level of involvement with the Company.

THE COMPANY'S PERFORMANCE AND VALUE ARE SUBJECT TO RISKS ASSOCIATED WITH THE REAL ESTATE INDUSTRY

    Lease expirations could adversely affect the Company's cash flow. The Company will be subject to the risks that, upon expiration, leases for space may not be renewed, the space may not be re-leased, or the terms of renewal or re-lease (including the cost of required renovations or concessions to tenants) may be less favorable than current lease terms. If the Company were unable to re-lease substantial amounts of vacant space promptly, if the rental rates upon such re-lease were significantly lower than expected, or if reserves for costs of re-leasing proved inadequate, the cash flow to the Company would be decreased and the Company's ability to make distributions to stockholders would be adversely affected.

    Hotel operating risks could adversely affect the Company's cash flow. The Company's hotel Properties are subject to all operating risks common to the hotel industry. These risks include, among other things: (i) competition for guests from other hotels, a number of which may have greater marketing and financial resources than the Company; (ii) increases in operating costs due to inflation and other factors, which increases may not have been offset in recent years, and may not be offset in the future by increased room rates; (iii) dependence on business and commercial travelers and tourism, which business may fluctuate and be seasonal; (iv) increases in energy costs and other expenses of travel, which may deter travelers; and (v) adverse effects of general and local economic conditions. These factors could adversely affect the Company's ability to make distributions to stockholders.

    Acquisitions risks could adversely affect the Company. There can be no assurance that the Company will be able to implement its investment strategies successfully or that its property portfolio will expand at all, or at any specified rate or to any specified size. In addition, investment in additional real estate assets is subject to a number of risks. In particular, investments are expected to be financed from time to time with funds drawn under its line of credit, which would subject the Company to the risks described under "The Company's Use of Debt to Finance Acquisitions and Developments Could Adversely Affect the Company." To the extent that the Company elects to invest in additional markets, it also will be subject to the risks associated with investment in new markets, with which management may have relatively little experience and familiarity. Investment in additional real estate assets also entails the other risks associated with real estate investment generally.

    Uncontrollable factors affecting Properties performance and value could produce lower returns. The economic performance and value of the Company's real estate assets is subject to all of the risks incident to the ownership and operation of real estate. These include the risks normally associated with changes in national, regional and local economic and market conditions. Currently, the Properties are located primarily in six markets: Greater Boston; Greater Washington, D.C.; midtown Manhattan; Baltimore, Maryland; Richmond, Virginia; and Princeton/East Brunswick, New Jersey. The economic condition of each of such markets may be dependent on one or more industries. An economic downturn in one of these industry sectors may have an adverse effect on the Company's performance in such market. Local real estate market conditions may include a large supply of competing space and competition for tenants, including competition based on rental rates, attractiveness and location of the property and quality of maintenance, insurance and management services. Economic and market conditions may impact the ability of tenants to make lease payments. In addition, other factors may adversely affect the performance and value of a property, including changes in laws and governmental regulations (including those governing usage, zoning and taxes), changes in interest rates and the availability of financing. If the Properties do not generate sufficient income to meet operating expenses, including future debt service, the Company's income and ability to make distributions to its stockholders will be adversely affected.

    Illiquidity of real estate investments could adversely affect the Company's financial condition. Because real estate investments are relatively illiquid, the Company's ability to vary its portfolio promptly in response to economic or other conditions will be limited. In addition, certain significant expenditures, such as debt service (if any), real estate taxes, and operating and maintenance costs, generally are not reduced in circumstances resulting in a reduction in income from the investment. The foregoing and any other factor or event that would impede the ability of the Company to respond to adverse changes in the performance of its investments could have an adverse effect on the Company's financial condition and results of operations.

    Liability for environmental matters could adversely affect the Company's financial condition. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous or toxic substances. Such liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the release of such substances. The presence of, or the failure to remediate properly, such substances, when released, may adversely affect the owner's ability to sell the affected real estate or to borrow using such real estate as collateral. Such costs or liabilities could exceed the value of the affected real estate.

     The cost of complying with the Americans with Disabilities Act could adversely affect the Company's cash flow. The Americans with Disabilities Act (the "ADA") generally requires that public accommodations, including office buildings, be made accessible to disabled persons. The Company believes that the Properties are in substantial compliance with the ADA and that it will not be required to make substantial capital expenditures to address the requirements of the ADA. However, compliance with the ADA could require removal of access barriers and noncompliance could result in imposition of fines by the federal government or the award of damages to private litigants. If, pursuant to the ADA, the Company were required to make substantial alterations in one or more of the Properties, the Company's financial condition and results of operations, as well as the amount of funds available for distribution to stockholders, could be adversely affected.

     Uninsured losses could adversely affect the Company's cash flow. The Company carries comprehensive liability, fire, flood, extended coverage and rental loss insurance, as applicable, with respect to the Properties, with policy specification and insured limits customarily carried for similar properties. In the opinion of management, all of the Properties are adequately insured. There are, however, certain types of losses (such as from wars or catastrophic acts of nature) that may be either uninsurable or not economically insurable. Any uninsured loss could result in both loss of cash flow from, and asset value of, the affected Property.

     New owner's title insurance policies were not obtained in connection with certain Properties acquired by the Operating Partnership at the time of the Initial Offering. Prior to their acquisition by the Operating Partnership, each of the Properties acquired at the completion of the Company's Initial Offering was insured by title insurance policies insuring the interests of the Property-owning entities. Certain of these title insurance policies may continue to benefit those Property-owning entities which remained after the completion of the acquisition by the Operating Partnership. Nevertheless, each such title insurance policy may be in an amount less than the current value of the applicable Property. In the event of a loss with respect to a Property relating to a title defect, the Company could lose both its capital invested in and anticipated profits from such Property. The Operating Partnership has obtained title insurance policies for substantially all of the Properties that it acquired subsequent to the Initial Offering.

     Changes in tax and environmental laws could adversely affect the Company's financial condition. Costs resulting from changes in real estate taxes generally may be passed through to tenants and will not affect the Company. Increases in income, service or transfer taxes, however, generally are not passed through to tenants and may adversely affect the Company's results of operations and the amount of funds available to make distributions to stockholders. Similarly, changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures, which would adversely affect the Company's financial condition and results of operations and the amount of funds available for distribution to stockholders.

THE COMPANY'S USE OF DEBT TO FINANCE ACQUISITIONS AND DEVELOPMENTS COULD ADVERSELY AFFECT THE COMPANY

     The required repayment of debt or of interest thereon can adversely affect the Company. The Company may incur variable rate indebtedness in the future. Increases in interest rates on such indebtedness would increase the Company's interest expense, which could adversely affect the Company's cash flow and its ability to pay expected distributions to stockholders. The Company is subject to risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, the risk that any indebtedness will not be able to be refinanced or that the terms of any such refinancing will not be as favorable as the terms of such indebtedness.

     The Company's policy of no limitation on debt could adversely affect the Company's cash flow. The Company does not have a policy limiting the amount of debt that the Company may incur. Accordingly, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's cash flow and, consequently, the amount available for distribution to stockholders, and could increase the risk of default on the Company's indebtedness.

FAILURE TO QUALIFY AS A REIT WOULD CAUSE THE COMPANY TO BE TAXED AS A
CORPORATION

     The Company will be taxed as a corporation if it fails to qualify as a REIT. The Company intends at all times to operate so as to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). Although management of the Company believes that it is organized and will continue to operate in such a manner, no assurance can be given that it qualifies or that it will continue to qualify in the future. Qualification as a REIT, however, involves the application of highly technical and complex Code provisions as to which there are only limited judicial and administrative interpretations. Certain facts and circumstances which may be wholly or partially beyond the Company's control may affect its ability to qualify as a REIT. In addition, no assurance can be given that future legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws (or the application thereof) with respect to qualification as a REIT for federal income tax purposes or the federal income tax consequences of such qualification.

     If, in any taxable year, the Company were to fail to qualify as a REIT for federal income tax purposes, it would not be allowed a deduction for distributions to stockholders in computing taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company would be disqualified from treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost. The additional tax liability resulting from the failure to qualify as a REIT would significantly reduce the amount of funds available for distribution to stockholders. In addition, the Company would no longer be required to make distributions to stockholders. Although the Company intends to continue to operate in a manner designed to permit it to qualify as a REIT for federal income tax purposes, it is possible that future economic, market, legal, tax or other events or circumstances could cause it to fail to so qualify. See "Federal Income Tax Considerations."

     To qualify as a REIT the Company will need to maintain a certain level of distributions. To maintain its status as a REIT for federal income tax purposes, the Company generally will be required each year to distribute to its stockholders at least 95% of its taxable income. In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income for such calendar year, 95% of its capital gain net income other than such capital gain net income which the REIT elects to retain and pay tax on for the calendar year and any amount of such income that was not distributed in prior years. The Company may be required, under certain circumstances, to accrue as income for tax purposes interest, rent and other items treated as earned for tax purposes but not yet received. In addition, the Company may be required not to accrue as expenses for tax purposes certain items which actually have been paid. It is also possible that the Company could realize income, such as income from cancellation of indebtedness, which is not accompanied by cash proceeds. See "Federal Income Tax Considerations."

     The Company intends to make distributions to stockholders sufficient to comply with the 95% distribution requirement and to avoid the 4% nondeductible excise tax described above. No assurances can be given, however, that the Company will satisfy these requirements.

     Other Tax Liabilities. Even if it qualifies as a REIT for federal income tax purposes, the Company may, and certain of its subsidiaries will, be subject to certain federal, state and local taxes on their income and property. See "Federal Income Tax Considerations."

THE ABILITY OF STOCKHOLDERS TO CONTROL THE POLICIES OF THE COMPANY AND EFFECT A CHANGE OF CONTROL OF THE COMPANY IS LIMITED

     Stockholder approval is not required to change policies of the Company. The Company's operating and financial policies, including its policies with respect to acquisitions, growth, operations, indebtedness, capitalization and distributions, are determined by the Company's board of directors (the "Board of Directors").

Accordingly, stockholders have little direct control over the Company's policies.

    Stockholder approval is not required to engage in investment activity. The Company expects to continue to acquire additional real estate assets pursuant to its investment strategies and consistent with its investment policies. The stockholders of the Company will generally not be entitled to receive historical financial statements regarding, or to vote on, any such acquisition and, instead, will be required to rely entirely on the decisions of management (although in the case of acquisitions that are material, the Company will, as required by federal securities law, provide financial information regarding the acquisition in public filings.)

    Stock ownership limit in the Amended and Restated Certificate of Incorporation (the "Certificate") could inhibit changes in control. In order to maintain its qualification as a REIT for federal income tax purposes, not more than 50% in value of the outstanding stock of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). See "Federal Income Tax Considerations." In order to facilitate maintenance of its qualification as a REIT for federal income tax purposes, and to otherwise address concerns relating to concentration of capital stock ownership, the Company generally has prohibited ownership, directly or by virtue of the attribution provisions of the Code, by any single stockholder (which does not include certain pension plans or mutual funds) of more than 6.6% of the issued and outstanding shares of the Company's Common Stock (the "Ownership Limit"). The Board of Directors may waive or modify the Ownership Limit with respect to one or more persons if it is satisfied, based upon the advice of tax counsel, that ownership in excess of this limit will not jeopardize the Company's status as a REIT for federal income tax purposes. The Ownership Limit may have the effect of inhibiting or impeding a change in control and, therefore, could adversely affect the stockholders' ability to realize a premium over the then-prevailing market price for the Common Stock in connection with such a transaction.

    Provisions in the Certificate and the Amended and Restated Bylaws (the "Bylaws") and in the Partnership Agreement could prevent acquisitions and changes in control. Certain provisions of the Company's Certificate and Bylaws and of the Partnership Agreement of the Operating Partnership may have the effect of inhibiting a third party from making an acquisition proposal for the Company or of impeding a change in control of the Company under circumstances that could otherwise provide the holders of shares of Common Stock with the opportunity to realize a premium on the then-prevailing market price of such shares. The Ownership Limit described in the preceding paragraph also may have the effect of precluding acquisition of control of the Company even if such a change in control were in the best interests of some, or a majority, of the Company's stockholders. In addition, the Board of Directors has been divided into three classes, with directors of a given class chosen for three-year terms upon expiration of the terms of the members of that class. The staggered terms of the members of the Board of Directors may adversely affect the stockholder's ability to effect a change in control of the Company, even if such a change in control were in the best interests of some, or a majority, of the Company's stockholders. The Certificate authorizes the Board of Directors to issue shares of preferred stock ("Preferred Stock") in series and to establish the rights and preferences of any series of Preferred Stock so issued. See "Description of Redemption Shares--General." The issuance of Preferred Stock also could have the effect of delaying or preventing a change in control of the Company, even if such a change in control were in the best interests of some, or a majority, of the Company's stockholders. The Company authorized the issuance of a series of preferred stock in connection with the adoption of a shareholder rights plan. See "Description of Redemption Shares--Shareholder Rights Agreement."

    The Partnership Agreement provides that the Company may not generally engage in any merger, consolidation or other combination with or into another person or sale of all or substantially all of its assets, or any reclassification, or any recapitalization or change of outstanding shares of Common Stock (a "Business Combination"), unless the holders of Units will receive, or have the opportunity to receive, the same consideration per Unit as holders of Common Stock receive per share of Common Stock in the transaction; if holders of Units will not be treated in such manner in connection with a proposed Business Combination, the Company may not engage in such transaction unless limited partners (other than the Company) holding at least 75% of the Units held by limited partners vote to approve the Business Combination. In addition, the Company, as general partner of the Operating Partnership, has agreed in the Partnership Agreement with the limited partners that the Company will not consummate a Business Combination in which the Company conducted a vote of the stockholders unless the matter would have been approved had holders of Units been able to vote together with the stockholders on the transaction. The foregoing provisions of the Partnership Agreement would under no circumstances enable or require the Company to engage in a Business Combination which required the approval of the Company's stockholders if the Company's stockholders did not in fact give the requisite approval. Rather, if the Company's stockholders did approve a Business Combination, the Company would not consummate the transaction unless (i) the Company as general partner first conducts a vote of holders of Units (including the Company) on the matter, (ii) the Company votes the Units held by it in the same proportion as the stockholders of the Company voted on the matter at the stockholder vote, and (iii) the result of such vote of the Unit holders (including the proportionate vote of the Company's Units) is that had such vote been a vote of stockholders, the Business Combination would have been approved by the stockholders. As a result of these provisions of the Operating Partnership, a third party may be inhibited from making an acquisition proposal that it would otherwise make, or the Company, despite having the requisite authority under its Certificate, may be prohibited from engaging in a proposed Business Combination.

    Shareholder Rights Agreement could inhibit changes in control. The Company adopted a Shareholder Rights Agreement (the "Shareholders Rights Agreement"). Under the terms of the Shareholder Rights Agreement, in general, if a person or group acquires more than 15% of the outstanding shares of Common Stock (an "Acquiring Person"), all other stockholders will have the right to purchase securities from the Company at a discount to such securities' fair market value, thus causing substantial dilution to the Acquiring Person. The Shareholder Rights Agreement may have the effect of inhibiting or impeding a change in control and, therefore, could adversely affect the stockholders' ability to realize a premium over the then-prevailing market price for the Common Stock in connection with such a transaction. In addition, since the Board of Directors of the Company can prevent the Shareholder Rights Agreement from operating in the event the Board of Directors approves of an Acquiring Person, the Shareholder Rights Agreement gives the Board of Directors significant discretion over whether a potential acquiror's efforts to acquire a large interest in the Company will be successful. See "Description of Redemption Shares--Shareholder Rights Agreement."

    Certain provisions of Delaware law could inhibit acquisitions and changes in control. Certain provisions of the Delaware General Corporation Law (the "DGCL") also may have the effect of inhibiting a third party from making an acquisition proposal for the Company or of impeding a change in control of the Company under circumstances that otherwise could provide the holders of shares of Common Stock with the opportunity to realize a premium over the then-prevailing market price of such shares.

CONFLICTS OF INTEREST EXIST BETWEEN THE COMPANY AND CERTAIN HOLDERS OF UNITS OF THE OPERATING PARTNERSHIP IN CONNECTION WITH THE OPERATION OF THE COMPANY

    For a period of time, sales of Properties and repayment of indebtedness will have different effects on holders of Units than on stockholders. Certain holders of Units, including Messrs. Zuckerman and Linde, the Chairman of the Board and the Chief Executive Officer, respectively, will incur adverse tax consequences upon the sale of certain of the Properties and on the repayment of indebtedness which are different from the tax consequences to the Company and persons who receive Redemption Shares. Consequently, such holders may have different objectives regarding the appropriate pricing and timing of any such sale or repayment of indebtedness. While the Company has the exclusive authority under the Partnership Agreement to determine whether, when, and on what terms to sell a Property (subject, in the case of certain Properties, to contractual commitments described below) or when to refinance or repay indebtedness, any such decision would require the approval of the Company's Board of Directors. As directors and executive officers of the Company, Messrs. Zuckerman and Linde have substantial influence with respect to any such decision, and such influence could be exercised in a manner inconsistent with the interests of some, or a majority, of the Company's stockholders, including in a manner which could prevent completion of a sale of a Property or the repayment of indebtedness.

    The Partnership Agreement provides that the Operating Partnership may not sell or otherwise transfer certain Properties in a taxable transaction prior to specified dates without the prior consent of Messrs. Zuckerman and Linde. The Operating Partnership is not, however, required to obtain the aforementioned consent from Messrs. Zuckerman or Linde if, at any time during such applicable period, each of Messrs. Zuckerman and Linde do not continue to hold at least 30% of his Original Units. The Operating Partnership has also entered into agreements providing Messrs. Zuckerman and Linde and others with the right to guarantee additional and/or substitute indebtedness of the Company in the event that certain other indebtedness is repaid or reduced. The Company has entered into a similar agreements with respect to other properties it has acquired in exchange for Units.

    Messrs. Zuckerman and Linde will continue to engage in other activities. Messrs. Zuckerman and Linde have a broad and varied range of investment interests. It is possible that companies in which one or both of Messrs. Zuckerman and Linde has or may acquire an interest, and which are not directly involved in real estate investment activities, will be owners of real property and will acquire real property in the future. However, pursuant to Mr. Linde's employment agreement and Mr. Zuckerman's non-compete agreement with the Company, Messrs. Zuckerman and Linde will not, in general, have management control over such companies and, therefore, they may not be able to prevent one or more such companies from engaging in activities that are in competition with activities of the Company.

POSSIBLE ADVERSE IMPACT OF MARKET CONDITIONS ON MARKET PRICE

    The market value of the Redemption Shares could be substantially affected by general market conditions, including changes in interest rates. An increase in market interest rates may lead purchasers of Common Stock to demand a higher annual yield, which could adversely affect the market price of the outstanding Common Stock. Moreover, numerous other factors such as government regulatory action and changes in tax laws could have a significant impact on the future market price of the Common Stock.


                                  THE COMPANY

GENERAL

    The Company is one of the largest owners and developers of office properties in the United States, with a significant presence in Greater Boston, Greater Washington, D.C., Manhattan, Princeton/East Brunswick, New Jersey, Baltimore, Maryland and Richmond, Virginia. The Company owns or holds an interest in 113 properties (the "Properties"). The Properties aggregate approximately 21.2 million square feet. The Company is a self-administered and self-managed real estate investment trust (a "REIT") and has elected to be treated as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), beginning with its taxable year ended December 31, 1997.

    The Company was formed to succeed to the real estate development, redevelopment, acquisition, management, operating and leasing businesses associated with the predecessor company founded by Mortimer B. Zuckerman and Edward H. Linde in 1970. Substantially all of the Company's business is conducted through, and all of the Company's interests in its properties are held by, the Operating Partnership. The Company is the sole general partner and a limited partner of the Operating Partnership and is currently a 71.8% economic owner of the Operating Partnership (this structure is commonly referred to as an umbrella partnership REIT or "UPREIT").

    The Company is a full-service real estate company, with substantial in-house expertise and resources in acquisitions, development, financing, construction management, property management, marketing, leasing, accounting, tax and legal services. The Company's Common Stock has been traded on the New York Stock Exchange since the completion of the Initial Offering and is listed under the symbol "BXP." The Company's headquarters are located at 8 Arlington Street, Boston, Massachusetts 02116 and its telephone number is (617) 859-2600. In addition, the Company has regional offices at the U.S. International Trade Commission Building at 500 E Street, SW, Washington, D.C. 20024 and at 599 Lexington Avenue, New York, New York 10002.

THE OPERATING PARTNERSHIP

    The Operating Partnership is the entity through which the Company conducts substantially all of its business and owns all of its assets (either directly or through subsidiaries). The Company holds, as the sole general partner of the Operating Partnership and as a limited partner, a 71.8% economic interest in the Operating Partnership. This structure is commonly referred to as an umbrella partnership REIT or UPREIT. The Board of Directors of the Company manages the affairs of the Operating Partnership. The Company's limited partner and general partner interests in the Operating Partnership entitle it to share in cash distributions from, and in the profits and losses of, the Operating Partnership in proportion to its interest therein and generally entitle the Company to vote on all matters requiring a vote of the limited partners.

    Generally, pursuant to the terms of the Partnership Agreement, the Company, as the sole general partner, has the exclusive power to manage and conduct the business of the Operating Partnership. Under the Partnership Agreement, the Company has the maximum rights and powers permitted to the general partner of a Delaware limited partnership. Unitholders other than the Company have only such rights and powers as are reserved to limited partners expressly by Delaware law, and have no authority to transact business for, or participate in the management activities or discussions of, the Operating Partnership. The limited partners do not have the right to remove the Company as general partner. The Operating Partnership will continue until December 31, 2095, unless sooner dissolved or terminated. See "Description of Units and Redemption of Units -- Comparison of Ownership of Units and Common Stock."

    The other limited partners of the Operating Partnership are the Continuing Investors who contributed their direct or indirect interests in certain properties to the Operating Partnership at the completion of the Initial Offering in exchange for the Original Units and other persons who received Units upon subsequent acquisitions of other Properties or interests therein by the Operating Partnership. The Operating Partnership is obligated to redeem each Unit at the request of the holder thereof for cash equal to the fair market value of a share of Common Stock at the time of such redemption, provided that the Company at its option may elect to acquire any such Unit presented for redemption for one share of Common Stock. With each such redemption or acquisition, the Company's percentage ownership interest in the Operating Partnership will increase. In addition, whenever the Company issues shares of Common Stock, the Company will be obligated to contribute any net proceeds therefrom to the Operating Partnership and the Operating Partnership will be obligated to issue an equivalent number of Units to the Company.

FORMATION TRANSACTIONS

    Prior to the completion of the Initial Offering, each Property that was owned by the Company at the completion of the Initial Offering was owned by a partnership (a "Property Partnership") of which Messrs. Zuckerman and Linde and others affiliated with Boston Properties, Inc. controlled the managing general partner and, in most cases, a majority economic interest. The other direct or indirect investors in the Property Partnerships included persons formerly affiliated with Boston Properties, Inc., as well as private investors (including former owners of the land on which the Properties were developed) who were not affiliated with Boston Properties, Inc.

    Prior to or simultaneously with the completion of the Initial Offering, the Company engaged in transactions (the "Formation Transactions") designed to consolidate the ownership of the Properties and the commercial real estate business of the Company in the Operating Partnership, to facilitate the Initial Offering and to enable the Company to qualify as a REIT for federal income tax purposes commencing with the taxable year ended December 31, 1997.

    At the completion of the Formation Transactions, the Company owned 38,693,541 Units and Messrs. Zuckerman and Linde and other persons with a direct or indirect interest in the Property Partnerships owned 16,066,459 Units. At that time, Messrs. Zuckerman and Linde owned an aggregate of 15,972,611 shares of Common Stock and Units.

                        DESCRIPTION OF REDEMPTION SHARES

    The description set forth below does not purport to be complete and is qualified in its entirety by reference to the Company's Certificate and Bylaws, copies of which are exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

    Under the Certificate, the Company has authority to issue 450 million shares of stock, consisting of 250 million shares of Common Stock, par value $0.01 per share, 150 million shares of Excess Stock, par value $0.01 per share (the "Excess Stock"), and 50 million shares of Preferred Stock, par value $0.01 per share. At July 23, 1998, the Company had outstanding 63,516,785 shares of Common Stock. All shares of Common Stock will, when issued, be duly authorized, fully paid and nonassessable.

COMMON STOCK

    Subject to the preferential rights of any other shares or series of capital stock and to the provisions of the Company's Certificate regarding Excess Stock, holders of Common Stock will be entitled to receive dividends on Common Stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company.

    Subject to the provisions of the Company's Certificate regarding Excess Stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of Directors, and, except as otherwise required by law or except as provided with respect to any other class or series of Capital Stock, the holders of Common Stock will possess exclusive voting power. There is no cumulative voting in the election of Directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the Directors then standing for election, and the holders of the remaining Common Stock will not be able to elect any Director.

    Holders of Common Stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Company.

    The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

    Subject to the provisions of the Company's Certificate regarding Excess Stock, all Common Stock has equal dividend, distribution, liquidation and other rights, and has no preference, appraisal (except as provided by the DGCL) or exchange rights.

    Pursuant to the DGCL, a merger or consolidation involving the Company generally requires the approval of a majority of the outstanding shares entitled to vote on such a matter. However, subsection 251(f) of the DGCL provides that no vote of stockholders is required to authorize a merger in which the corporation is the surviving corporation following the merger and: (i) the certificate of incorporation is not amended in any respect by the merger, (ii) each share of stock outstanding prior to the merger is to be an identical share of stock after the effective date of the merger and (iii) any shares of common stock (together with any other securities convertible into shares of common stock) to be issued or delivered under the plan of merger aggregate to no more than 20% of the number of shares of common stock outstanding immediately prior to the effective date of the merger.

    For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities. See "Restrictions on Transfer."

    The transfer agent and registrar for the Common Stock is BankBoston, N.A.

RESTRICTIONS ON TRANSFERS

    In order for the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) (the "Five or Fewer Requirement"), and such shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. In order to protect the Company against the risk of losing its status as a REIT and to otherwise protect the Company from the consequences of a concentration of ownership among its stockholders, the Certificate, subject to certain exceptions, provides that no single person (which includes any "group" of persons) (other than the "Related Parties," as defined below and certain "Look-Through Entities," as defined below), may "beneficially own" more than 6.6% (the "Ownership Limit") of the aggregate number of outstanding shares of any class or series of capital stock. Under the Certificate, a person generally "beneficially owns" shares if (i) such person has direct ownership of such shares, (ii) such person has indirect ownership of such shares taking into account the constructive ownership rules of
Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, or
(iii) such person would be deemed to "beneficially own" such shares pursuant to Rule 13d-3 under the Exchange Act. A Related Party, however, will not be deemed to beneficially own shares by virtue of clause (iii) of the preceding sentence and a "group" of which a Related Party is a member will generally not have attributed to the group's beneficial ownership any shares beneficially owned by such Related Party. Each of Mr. Zuckerman and his respective heirs, legatees and devisees, and any other person whose beneficial ownership of shares of Common Stock would be attributed under the Code to Mr. Zuckerman, is a "Related Party", and such persons are subject to a "Related Party Ownership Limit" of 15%, such that none of such persons shall be deemed to beneficially own shares in excess of the Ownership Limit unless, in the aggregate, such persons own shares of any class or series of capital stock in excess of 15% of the number of shares of such class or series outstanding. A similar Related Party Ownership Limit is applied to Mr. Linde and persons with a similar relationship to Mr. Linde, all of whom are also Related Parties under the Certificate. The Company's Certificate provides that pension plans described in Section 401(a) of the Code and mutual funds registered under the Investment Company Act of 1940 ("Look-Through Entities") are subject to a 15% "Look-Through Ownership Limit." Pension plans and mutual funds are among the entities that are not treated as holders of stock under the Five or Fewer Requirement and the beneficial owners of such entities will be counted as holders for this purpose. Any transfer of shares of capital stock or of any security convertible into shares of capital stock that would create a direct or indirect ownership of shares of capital stock in excess of the Ownership Limit, the Look-Through Ownership Limit or the Related Party Ownership Limit, as applicable, or that would result in the disqualification of the Company as a REIT, including any transfer that results in the shares of capital stock being owned by fewer than 100 persons or results in the Company being "closely held" within the meaning of Section 856(h) of the Code or results in the Company constructively owning 10% or more of the ownership interests in a tenant of the Company within the meaning of Section 318 of the Code as modified by Section 856(d)(5) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares of capital stock. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. The Board of Directors may, in its sole discretion, waive the Ownership Limit, the Look-Through Ownership Limit and the Related Party Ownership Limit if evidence satisfactory to the Board of Directors is presented that the changes in ownership will not jeopardize the Company's REIT status and the Board of Directors otherwise decides that such action is in the best interest of the Company.

    If any purported transfer of capital stock of the Company or any other event would otherwise result in any person violating the Ownership Limit, the Look-Through Ownership Limit or the Related Party Limit, as applicable, or the Certificate, then any such purported transfer will be void and of no force or effect with respect to the purported transferee (the "Prohibited Transferee") as to that number of shares in excess of the applicable Limit and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record tide to any such shares in excess of the applicable Limit (the "Prohibited Owner") shall cease to own any right or interest) in such excess shares. Any such excess shares described above will be converted automatically into an equal number of shares of Excess Stock (the "Excess Shares") and transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by the Company (the "Beneficiary"). Such automatic transfer shall be deemed to be effective as of the close of business on the Trading Day (as defined in the Certificate) prior to the date of such violative transfer. As soon as practical after the transfer of shares to the trust, the trustee of the trust (who shall be designated by the Company and be unaffiliated with the Company and any Prohibited Transferee or Prohibited Owner) will be required to sell such Excess Shares to a person or entity who could own such shares without violating the applicable Limit, and distribute to the Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for such Excess Shares or the sales proceeds received by the trust for such Excess Shares. In the case of any Excess Shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell such Excess Shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value of such Excess Shares as of the date of such event or the sales proceeds received by the trust for such Excess Shares. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to a sale of any such Excess Shares by the trust, the trustee will be entitled to receive in trust for the Beneficiary, all dividends and other distributions paid by the Company with respect to such Excess Shares.

    In addition, shares of stock of the Company held in the trust shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer for a period of 90 days. Upon such a sale to the company, the interest of the Beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the Prohibited Transferee (or, in the case of a devise or gift, the Prohibited Owner).

    These restrictions do not preclude settlement of transactions through the NYSE.

    Each stockholder shall upon demand be required to disclose to the Company in writing any information with respect to the direct, indirect and constructive ownership of capital stock as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITS, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

    The Ownership Limit may have the effect of precluding acquisition of control of the Company.

SHAREHOLDER RIGHTS AGREEMENT

    On June 16, 1997, the Board of Directors adopted the Shareholder Rights Agreement. Under such plan, one right is attached to each outstanding share of Common Stock, and one right will be attached to each share of Common Stock hereafter issued. Each right entitles the holder to purchase, under certain conditions, one one-thousandth of a share of Series E Junior Participating Cumulative Preferred Stock of the Company for $100.00. The rights may also, under certain conditions, entitle the holders to receive Common Stock, or common stock of an entity acquiring the Company, or other consideration, each having a value equal to twice the exercise price of each right ($200.00). The Company has designated 200,000 shares as Series E Junior Participating Cumulative Preferred Stock and has reserved such shares for issuance under the Shareholder Rights Agreement. The rights are redeemable by the Company at a price of $.001 per right. If not exercised or redeemed, all rights expire on June 16, 2007. The description and terms of the rights are set forth in a Shareholder Rights Agreement between the Company and BankBoston, N.A..

                  DESCRIPTION OF UNITS AND REDEMPTION OF UNITS

GENERAL

    The Operating Partnership may issue common units of limited partnership ("Common Units") and preferred units of limited partnership. As of July 23, 1998, in addition to the Common Units owned by the Company, the Operating Partnership has issued 22,830,523 Common Units, including the 2,678,774 Original Units. The Operating Partnership has also issued Series One Preferred Units, as described below. The term "Units," as used herein, refers to common units of limited partnership.

    Each holder of Units (a "Unitholder" or a "limited partner") may, subject to certain limitations, require that the Operating Partnership redeem all or a portion of such holder's Units (the "Redemption Right"). This Redemption Right shall be exercised pursuant to a Notice of Redemption delivered to the Operating Partnership, with a copy delivered to the Company, by the limited partner exercising the Redemption Right. Upon redemption, a Unitholder will receive for each Unit redeemed cash in an amount equal to the market value of a share of Common Stock (subject to certain adjustments to prevent dilution), provided, that the Company may, in its sole discretion, by notice to the redeeming limited partner within five business days after receipt of the notice of redemption, elect to acquire any Unit presented to the Operating Partnership for redemption for one share of Common Stock (subject to the same adjustments). The market value of Common Stock for this purpose will be equal to the average of the closing trading price of Common Stock (or substitute information, if no such closing price is available) for the ten trading days before the day on which the redemption notice was received by the Operating Partnership.

    The Company may elect to acquire any Units presented to the Operating Partnership for redemption by the issuance of the "Redemption Shares" pursuant to this Prospectus. Such an acquisition by the Company will be treated as a sale of the Units to the Company for federal income tax purposes. See "-- Tax Consequences of Redemption" below. Upon a redemption for cash, such Unitholder's right to receive distributions with respect to the Units redeemed will cease; upon a sale for Redemption Shares, a Unitholder will have rights as a shareholder of the Company, including the right to receive dividends, from the time of its acquisition of the Redemption Shares.

    A Unitholder must notify the Company of such partner's desire to require the Operating Partnership to redeem Units. A limited partner must request the redemption of a least 1,000 Units (or all of the Units held by such holder, if less). No redemption can occur if the delivery of Redemption Shares would be prohibited under the provisions of the Company's Certificate to protect the Company's qualification as a REIT.

SERIES ONE PREFERRED UNITS

    On June 30, 1998, the Operating Partnership issued 2,442,222 Series One Preferred Units of Limited Partnership (the "Preferred Units") in the Operating Partnership. Each Preferred Unit has a liquidation preference of $34 and bears a preferred distribution of 7.25% per annum. Preferred Units are convertible into Common Units at a rate of $38.25 per Common Unit. The Preferred Units are convertible into Common Units (i) at the holder's election at any time or (ii) at the election of the Company on or after June 30, 2003, provided that at the time of such election by the Company the Company's Common Stock has a 20-day trading average of $42.08 per share.

TAX CONSEQUENCES OF REDEMPTION

    The following discussion summarizes certain federal income tax considerations that may be relevant to a limited partner who exercises his right to require the redemption of his Units.

    Tax Treatment of Exchange or Redemption of Units. If the Company elects to purchase Units tendered for redemption, the Partnership Agreement provides that each of the redeeming limited partner and the Operating Partnership and the Company shall treat the transaction between the redeeming limited partner and the Company as a sale of Units by the Unitholder at the time of such redemption. Such sale will be fully taxable to the redeeming limited partner and such redeeming limited partner will be treated as realizing for tax purposes an amount equal to the sum of the cash value or the value of the Common Stock received in the exchange plus the amount of any Operating Partnership liabilities allocable to the redeemed Units at the time of the redemption. The determination of the amount of gain or loss is discussed more fully below. If the Company does not elect to purchase a limited partner's Units tendered for redemption and the Operating Partnership redeems such Units for cash that the Company contributes to the Operating Partnership to effect such redemption, the redemption likely would be treated for tax purposes as a sale of such Units to the Company in a fully taxable transaction, although the matter is not free from doubt. In that event, the redeeming partner would be treated as realizing an amount equal to the sum of the cash received in the exchange plus the amount of any Operating Partnership liabilities allocable to the redeemed Units at the time of the redemption. The determination of the amount and character of gain or loss in the event of such a sale is discussed more fully below. See "--Tax Treatment of Disposition of Units by a Limited Partner Generally" below.

    If the Company does not elect to purchase Units tendered for redemption and the Operating Partnership redeems a limited partner's Unit for cash that is not contributed by the Company to effect the redemption, the tax consequences would be the same as described in the previous paragraph, except that if the Operating Partnership redeems less than all of a limited partner's Units, the limited partner would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash, plus the amount of any Operating Partnership liabilities allocable to the redeemed Units, exceeded the limited partner's adjusted basis in all of such limited partner's Units immediately before the redemption.

    If the Company contributes cash to the Operating Partnership to effect a redemption, and in the unlikely event that the redemption transaction is treated as the redemption of the limited partner's Units by the Operating Partnership rather than a sale of Units to the Company, the income tax consequences to a Unitholder would be as described in the preceding paragraph.

    Tax Treatment of Disposition of Units by a Limited Partner Generally. If a Unit is disposed of in a manner that is treated as a sale of the Unit, or a limited partner otherwise disposes of a Unit, the determination of gain or loss from the sale or other disposition will be based on the difference between the amount considered realized for tax purposes and the tax basis in such Unit. See "-- Basis of Units" below. Upon the sale of a Unit, the "amount realized" will be measured by the sum of the cash and fair market value of other property (e.g., Redemption Shares) received plus the amount of any Operating Partnership liabilities allocable to the Units sold. To the extent that the amount of cash or property received plus the allocable share of any Operating Partnership liabilities exceeds the limited partner's basis for the Units disposed of, such limited partner will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and/or the value of any other property (e.g., Redemption Shares) received upon such disposition.

    Except as described below, any gain recognized upon a sale or other disposition of Units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized upon the sale of a Unit attributable to a limited partner's share of "unrealized receivables" of the Operating Partnership (as defined in Section 751 of the Code) exceeds the basis attributed to those assets, such excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in Operating Partnership income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the Operating Partnership had sold its assets at their fair market value at the time of the transfer of a Unit.

    Basis of Units. In general, a limited partner who at the time of the Formation Transactions contributed a partnership interest in exchange for his Units had an initial tax basis in his Units ("Initial Basis") equal to his basis in the contributed partnership interest. A limited partner's Initial Basis in his Units generally is increased by (i) such limited partner's share of Operating Partnership taxable and tax-exempt income and (ii) increases in such limited partner's allocable share of liabilities of the Operating Partnership (including any increase in his share of liabilities occurring in connection with the Formation Transactions). Generally, such partner's basis in his Units is decreased (but not below zero) by (A) such partner's share of Operating Partnership distributions, (B) decreases in such partner's allocable share of liabilities of the Operating Partnership (including any decrease in his share of liabilities of the Operating Partnership occurring in connection with the Formation Transactions), (C) such partner's share of losses of the Operating Partnership and (D) such partner's share of nondeductible expenditures of the Operating Partnership that are not chargeable to his capital account.

    Potential Application of the Disguised Sale Regulations to a Redemption of Units. There is a risk that a redemption by the Operating Partnership of Units issued in the Formation Transactions may cause the original transfer of property to the Operating Partnership in exchange for Units in connection with the Formation Transactions to be treated as a "disguised sale" of property. Section 707 of the Code and the Treasury Regulations thereunder (the "Disguised Sale Regulations") generally provide that, unless one of the prescribed exceptions is applicable, a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration (including the assumption of or taking subject to a liability) from the partnership to the partner will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership. Further, the Disguised Sale Regulations provide generally that, in the absence of an applicable exception, if money or other consideration is transferred by a partnership to a partner within two years of the partner's contribution of property, the transactions are presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. The Disguised Sale Regulations also provide that if two years have passed between the transfer of money or other consideration and the contribution of property, the transactions will be presumed not to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale.

    Accordingly, if a Unit is redeemed by the Operating Partnership, the Internal Revenue Service ("IRS") could contend that the Disguised Sale Regulations apply because the limited partner will thus receive cash subsequent to his previous contribution of property to the Operating Partnership. In that event, the IRS could contend that the Formation Transactions themselves were taxable as a disguised sale under the Disguised Sale Regulations. Any gain recognized thereby may be eligible for installment reporting under Section 453 of the Code, subject to certain limitations. In addition, in such event, the Disguised Sale Regulations might apply to cause a portion of the proceeds received by a redeeming limited partner to be characterized as original issue discount on a deferred obligation which would be taxable as interest income in accordance with the provisions of Section 1272 of the Code.

COMPARISON OF OWNERSHIP OF UNITS AND COMMON STOCK

    Generally, the nature of any investment in Common Stock of the Company is substantially equivalent economically to an investment in Units in the Operating Partnership. A holder of a share of Common Stock receives the same distribution that a holder of a Unit receives and stockholders and Unitholders generally share in the risks and rewards of ownership in the enterprise being conducted by the Company (through the Operating Partnership). However, there are some differences between ownership of Units and ownership of Common Stock, some of which may be material to investors.

    The information below highlights a number of significant differences between the Operating Partnership and the Company relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, investor rights and Federal income taxation and compares certain legal rights associated with the ownership of Units and Common Stock, respectively. These comparisons are intended to assist Unitholders in understanding how their investment will be changed if their Units are acquired for Common Stock. This discussion is summary in nature and does not constitute a complete discussion of these matters, and holders of Units should carefully review the balance of this Prospectus and the registration statement of which this Prospectus is a part for additional important information about the Company.

    Form of Organization and Assets Owned. The Operating Partnership is organized as a Delaware limited partnership. All of the Company's operations are conducted through the Operating Partnership.

    The Company is a Delaware corporation. The Company elected to be taxed as a REIT under the Code commencing with its taxable year ended December 31, 1997, and intends to maintain its qualifications as a REIT. The Company maintains both a limited partner interest and a general partner interest in the Operating Partnership, which gives the Company an indirect investment in the properties and other assets owned by the

Operating Partnership. The Company currently has a 71.8% economic interest in the Operating Partnership (assuming conversion of all outstanding Preferred Units into Common Units), and such interest will increase as Units are redeemed for cash or acquired by the Company.

    Length of Investment. The Operating Partnership has a stated termination date of December 31, 2095, although it may be terminated earlier under certain circumstances. The Company has a perpetual term and intends to continue its operations for an indefinite time period.

    Purchase and Permitted Investments. The purpose of the Operating Partnership includes the conduct of any business that may be lawfully conducted by a limited partnership formed under Delaware law, except that the Partnership Agreement requires the business of the Operating Partnership to be conducted in such a manner that will permit the Company to be classified as a REIT for federal income tax purposes. The Operating Partnership may, subject to the foregoing limitation, invest or enter into partnerships, joint ventures or similar arrangements and may own interests in any other entity.

    Under its Certificate, the Company may engage in any lawful activity permitted under Delaware law. However, under the Partnership Agreement the Company, as the general partner, may not conduct any business other than the business of the Operating Partnership and cannot own any assets other than its interest in the Operating Partnership.

    Additional Equity. The Operating Partnership is authorized to issue Units and other partnership interests to its partners or to other persons for such consideration and on such terms and conditions as the Company as general partner, in its sole discretion, may deem appropriate. In addition, the Company may cause the Operating Partnership to issue to the Company additional Units, or other partnership interests in different series or classes which may be senior to the Units, in conjunction with an offering of securities of the Company having substantially similar rights and in which the proceeds thereof are contributed to the Operating Partnership. No limited partner has any preemptive or similar rights with respect to additional capital contributions to the Operating Partnership or the issuance or sale of any interests therein.

    The Board of Directors may issue, in its discretion, additional equity securities consisting of common stock or preferred stock; provided, that the total number of shares issued does not exceed the authorized number of shares of capital stock set forth in the Certificate. As long as the Operating Partnership is in existence, the proceeds of all equity capital raised by the Company will be contributed to the Operating Partnership in exchange for Units or other interests in the Operating Partnership.

    Borrowing Policies. The Operating Partnership has no restrictions on borrowings, and the Company as general partner, has full power and authority to borrow money on behalf of the Operating Partnership. The Company does not have a policy limiting the amount of debt that the Company may incur. Accordingly, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's cash flow and, consequently, the amount available for distribution to stockholders, and could increase the risk of default in the Company's indebtedness. See "Risk Factors -- The Company's Use of Debt to Finance Acquisitions and Developments Could Adversely Affect the Company."

    The Company is not restricted under its governing instruments from incurring borrowings.

    Other Investment Restrictions. Other than restrictions precluding investments by the Operating Partnership that would adversely affect the qualification of the Company as a REIT, there are no restrictions upon the Operating Partnership's authority to enter into certain transactions, including, among others, making investments, lending Operating Partnership funds, or reinvesting the Operating Partnership's cash flow and net sale or refinancing proceeds.

    Neither the Company's Certificate nor its Bylaws impose any restrictions upon the types of investments made by the Company except that under the Certificate, the Board of Directors is prohibited from taking any action that would terminate the Company's REIT status, unless 75% of the directors of the Company vote to terminate such REIT status.

    Management Control. All management powers over the business and affairs of the Operating Partnership are vested in the Company as general partner and no limited partner of the Operating Partnership has any right to participate in or exercise control or management power over the business and affairs of the Operating Partnership. The Company as general partner may not be removed by the limited partners with or without cause.

    The Board of Directors has exclusive control over the Company's business and affairs subject only to the restrictions in the Certificate and the Bylaws. The Board of Directors is classified into three classes. At each annual meeting of the shareholders, the successors of the class of directors whose terms expire at that meeting will be elected. The policies adopted by the Board of Directors may be altered or eliminated without advice of the stockholders. Accordingly, except for their vote in the elections of directors, stockholders have no control over the ordinary business policies of the Company.

    Management Liability and Indemnification. The Partnership Agreement generally provides that the Company as general partner will incur no liability to the Operating Partnership or any limited partner for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the Company acted in good faith. In addition, the Company as general partner is not responsible for any misconduct or negligence on the part of its agents provided the Company appointed such agents in good faith. The Company as general partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action it takes or omits to take in reliance upon the opinion of such persons, as to matters which the Company as general partner reasonably believes to be within their professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion. The Partnership Agreement also provides for indemnification of the Company as general partner, the directors and officers of the Company, and such other persons as the Company as general partner may from time to time designate, against any and all losses, claims, damages, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings that relate to the operations of the Operating Partnership in which such person may be involved.

    The Certificate eliminates, subject to certain exceptions (including the receiving of an improper benefit), the personal liability of a Director to the Company or its stockholders for monetary damages for breaches of such Director's duty of care or other duties as a Director. The effect of this provision in the Certificate is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a Director for breach of the fiduciary duty of care as a Director (including breaches resulting from negligent or grossly negligent behavior) except in certain limited situations. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or recession in the event of a breach of a Director's duty of care. These provisions will not alter the liability of Directors under federal securities laws.

    Anti-takeover Provisions. Except in limited circumstances, the Company as general partner has exclusive management power over the business and affairs of the Operating Partnership. The Company as general partner may not be removed by the limited partners with or without cause.

    The Certificate and Bylaws and Delaware law contain a number of provisions that may have the effect of delaying or discouraging an unsolicited proposal for the acquisition of the Company or the removal of incumbent management. See "Risk Factors -- The Ability of Stockholders to Control the Policies of the Company."

    Voting Rights. Under the Partnership Agreement, the limited partners do not have voting rights relating to the operation and management of the Operating Partnership except in connection with matters, as described more fully below, involving certain amendments to the Partnership Agreement, dissolution of the Operating Partnership and the sale or exchange of all or substantially all of the Operating Partnership's assets, including mergers or other combinations.

    Stockholders of the Company have the right to vote, among other things, on a merger or sale of substantially all of the assets of the Company, certain amendments to the Certificate and dissolution of the Company. The Company is managed and controlled by a Board of Directors consisting of three classes having staggered terms of office. Each class is to be elected by the stockholders at annual meetings of the Company. Each share of Common Stock has one vote, and the Certificate permits the Board of Directors to classify and issue Preferred Stock in one or more series having voting power which may differ from that of the Common Stock.

    Amendment of the Partnership Agreement or the Certificate. Amendments to the Partnership Agreement may be proposed by the Company as general partner or by limited partners holding 20% or more of the partnership interests and generally require approval of limited partners (including the Company) holding a majority of the outstanding limited partner interests. Certain amendments that would, among other things, convert a limited partner's interest into a general partner's interest, modify the limited liability of any limited partner, alter the interest of any limited partner in profits, losses or distributions, alter or modify the redemption right described herein, or cause the termination of the Operating Partnership at a time inconsistent with the terms of the Partnership Agreement must be approved by the Company as general partner and each limited partner that would be adversely affected by any such amendment.

    Amendments to the Certificate must be approved by the Board of Directors and generally by the vote of a majority of the votes entitled to be cast at a meeting of stockholders. However, certain provisions of the Certificate may not be amended, altered, changed or repealed without the affirmative vote of the holders of at least 66 2/3 % or 75% of the voting power of all of the shares of capital stock then certified to vote, voting as a single class.

    Vote Required to Dissolve the Operating Partnership or the Company. Under Delaware law, the Operating Partnership may be dissolved, other than in accordance with the terms of the Partnership Agreement, only upon the unanimous vote of the limited partners. Under Delaware law, the Board of Directors must obtain approval of holders of a majority of all outstanding shares of capital stock of the Company in order to dissolve the Company.

    Vote Required to Sell Assets or Merge. Under the Partnership Agreement, except in certain circumstances, the Operating Partnership may not sell, exchange, transfer or otherwise dispose of all or substantially all of its assets, including by way of merger or consolidation or other combination of the Operating Partnership, without the consent of the limited partners (including the Company) holding 75% or more of the Common Units.

    Under the Certificate, the sale of all or substantially all of the assets of the Company or any merger or consolidation of the Company requires the approval of 75% of the Directors and holders of a majority of the outstanding Common Stock. No approval of the stockholders is required for the sale of less than substantially all of the Company's assets. Under the Partnership Agreement, the Company may not merge, consolidate or engage in any combination with another person or sell all or substantially all of its assets unless such transaction includes the merger of the Operating Partnership, which requires the approval of the holders of 75% of the Common Units. If the Company holds less than 75% of the Common Units, this voting requirement may limit the possibility for an acquisition or change in the control of the Company.

    Compensation, Fees and Distributions. The Company does not receive any compensation for its services as general partner of the Operating Partnership. As a partner in the Operating Partnership, however, the Company as general partner has the same right to allocations and distributions as other partners of the Operating Partnership. In addition, the Operating Partnership will reimburse the Company as general partner for all expenses incurred relating to the ongoing operation of the Company and any offering of partnership interests in the Operating Partnership or capital stock of the Company.

    The directors and officers of the Company receive compensation for their services.

    Liability of Investors. Under the Partnership Agreement and applicable Delaware law, the liability of the limited partners for the Operating Partnership's debts and obligations is generally limited to the amount of their investment in the Operating Partnership.

    Under Delaware law, stockholders generally are not personally liable for the debts or obligations of the Company. See "Description of Redemption Shares-- Common Stock."

    Nature of Investment. The Common Units constitute equity interests entitling each limited partner to his pro rata share of cash distributions made to the limited partners of the Operating Partnership that hold Common Units. The Operating Partnership generally intends to retain and reinvest proceeds of the sale of property or excess refinancing proceeds in its business.

    The Common Stock constitutes equity interests in the Company. The Company is entitled to receive its pro rata shares of distributions made by the Operating Partnership with respect to its interest in the Operating Partnership, and each stockholder will be entitled to his or her pro rata share of any dividends or distributions paid with respect to Common Stock. The dividends payable to the stockholders are not fixed in amount and are only paid if, when and as declared by the Board of Directors. In order to qualify as a REIT, the Company must distribute at least 95% of its taxable income (excluding capital gains), and any taxable income (including capital gains) not distributed will be subject to corporate income tax.

    Potential Dilution of Rights. The Company as general partner is authorized, in its sole discretion and without limited partner approval, to cause the Operating Partnership to issue additional Units and other equity securities for any partnership purpose at any time to the limited partners or to other persons on terms established by the Company as general partner.

    The Board of Directors may issue, in its discretion, additional Common Stock and has the authority to issue from the authorized capital stock other equity securities of the Company with such powers, preferences and rights as the Board of Directors may designate at the time. The issuance of additional Common Stock or other equity securities may result in the dilution of interests of the stockholders.

    Liquidity. Subject to certain exceptions, or as otherwise set forth in an agreement between the Company and the Operating Partnership, a limited partner may transfer all or any portion of his or her Units with or without the consent of the Company as general partner. However, the Company as general partner, in its sole and absolute discretion, may or may not consent to the admission as a limited partner of any transferee of such Units. If the Company as general partner does not consent to the admission of a permitted transferee, the transferee shall be considered an assignee of an economic interest in the Operating Partnership but will not be a holder of Units for any other purpose; as such the assignee will not be permitted to vote on any affairs or issues on which a limited partner may vote.

    The Redemption Shares will be freely transferable as registered securities under the Securities Act. The Common Stock is listed on the NYSE.


                       FEDERAL INCOME TAX CONSIDERATIONS

    The Company believes it has operated, and the Company intends to continue to operate, in such manner as to qualify as a REIT under the Code, but no assurance can be given that it will at all times so qualify.

    The provisions of the Code pertaining to REITs are highly technical and complex. The following is a brief and general summary of certain provisions that currently govern the Federal income tax treatment of the Company and its stockholders. For the particular provisions that govern the Federal income tax treatment of the Company and its stockholders, reference is made to Sections 856 through 860 of the Code and the regulations thereunder. The following summary is qualified in its entirety by such reference.

    Under the Code, if certain requirements are met in a taxable year, a REIT generally will not be subject to Federal income tax with respect to income that it distributes to its stockholders. If the Company fails to qualify during any taxable year as a REIT, unless certain relief provisions are available, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, which could have a material adverse effect upon its stockholders.

    In any year in which the Company qualifies to be taxed as a REIT, distributions made to its stockholders out of current or accumulated earnings and profits will be taxed to stockholders as ordinary income except that distributions of net capital gains designated by the Company as capital gain dividends will be taxed as long-term capital gain income to the stockholders.
To the extent that distributions exceed current or accumulated earnings and profits, they will constitute a return of capital, rather than dividend or capital gain income, and will reduce the basis for the stockholder's Common Stock with respect to which the distribution is paid or, to the extent that they exceed such basis, will be taxed in the same manner as gain from the sale of those shares of Common Stock.

    Investors are urged to consult their own tax advisors with respect to the appropriateness of an investment in the Common Stock offered hereby and with respect to the tax consequences arising under Federal law and the laws of any state, municipality or other taxing jurisdiction, including tax consequences resulting from such investor's own tax characteristics. In particular, foreign investors should consult their own tax advisors concerning the tax consequences of an investment in the Company, including the possibility of United States income tax withholding on Company distributions.


                           NO PROCEEDS TO THE COMPANY

    The Company will not receive any of the proceeds of the sale of the Redemption Shares offered hereby, although the Company will acquire Original Units in exchange for any Redemption Shares it issues. The Company is paying the fees and expenses associated with registering the Redemption Shares.


                              PLAN OF DISTRIBUTION

    This Prospectus relates to the possible issuance by the Company of the Redemption Shares if, and to the extent that, holders of 2,678,774 Original Units tender such Units for redemption and the Company elects to acquire such tendered Units for Common Stock. See "Description of Units and Redemption of Units." Executive officers of the Company other than Mortimer B. Zuckerman and Edward H. Linde, together with any limited liability companies of which an executive officer is a managing member, own 832,134 Original Units. (Messrs. Zuckerman and Linde, the Chairman of the Board and the Chief Executive Officer, respectively, together with related trusts, own 13,387,685 Units but have waived their rights under the Registration Rights Agreement to have the issuance of the shares that may be issued in exchange for their Units registered under this Registration Statement.)

    The Company has registered the offer and issuance of the Redemption Shares pursuant to its obligations under the Registration Rights Agreement, but registration of such shares does not necessarily mean that all or any portion of the Units will be presented for redemption or that Redemption Shares will be issued by the Company. The Company will not receive any proceeds from the issuance of Redemption Shares to Unitholders, although the Company will acquire from such Unitholders Original Units in exchange for Redemption Shares.

    The Company is paying the fees and expenses associated with registering the redemption shares.


                                    EXPERTS

    The audited financial statements and schedules for the year ended December 31, 1997 incorporated by reference in this Prospectus have been audited by PricewaterhouseCoopers LLP, independent accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts. Certain tax matters discussed under "Description of Units and Redemption of Units -- Tax Consequences of Redemption" will also be passed upon for the Company by Goodwin, Procter & Hoar LLP. Gilbert G. Menna, the sole shareholder of Gilbert G. Menna, P.C., a partner of Goodwin, Procter & Hoar LLP, serves as an Assistant Secretary of the Company. Certain partners of Goodwin, Procter & Hoar LLP or their affiliates, together with Mr. Menna, own approximately 20,000 shares of Common Stock. Goodwin, Procter & Hoar LLP occupies approximately 26,000 square feet at 599 Lexington Avenue under a lease with the Company that expires in 2002.

================================================================================

    No dealer, salesperson or other individual has been authorized to give any information or make any representations not contained in this Prospectus. If given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.


                               -----------------

                               TABLE OF CONTENTS

                                                        PAGE
                                                        ----

                Available Information..................   1
                Incorporation of Certain Documents by
                 Reference.............................   1
                Prospectus Summary.....................   2
                Risk Factors...........................   4
                The Company............................  11
                Description of Redemption Shares.......  13
                Description of Units and
                 Redemption of Units...................  16
                Federal Income Tax Considerations......  22
                No Proceeds to the Company.............  23
                Plan of Distribution...................  23
                Experts................................  23
                Legal Matters..........................  24

                              -------------------



                                   2,678,774
                                     Shares




                            BOSTON PROPERTIES, INC.



                                  Common Stock



                                   PROSPECTUS



                              ___________ __, 1998



================================================================================

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
          -------------------------------------------

     The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):

    Registration fee -- Securities and Exchange Commission       $ 26,205
    Accountants' fees and expenses......................           25,000
    Blue Sky fees and expenses..........................             --
    Legal fees and expenses (other than Blue Sky).......           35,000
    Printing and duplicating expenses...................            6,000
    Miscellaneous.......................................             --

    TOTAL...............................................         $ 92,205
                                                                 ========

     All expenses in connection with the issuance and distribution of the securities being offered shall be borne by the Company.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
          -----------------------------------------

     The Company's Amended and Restated Certificate of Incorporation (the "Certificate") and the Company's Amended and Restated Bylaws (the "Bylaws") provide certain limitations on the liability of the Company's directors and officers for monetary damages to the Company. The Certificate and Bylaws obligate the Company to indemnify its directors and officers, and permit the Company to indemnify its employees and other agents, against certain liabilities incurred in connection with their service in such capacities. These provisions could reduce the legal remedies available to the Company and the stockholders against these individuals.

     The Company's Certificate limits the liability of the Company's directors and officers to the Company to the fullest extent permitted from time to time by Delaware General Corporation Law (the "DGCL"). The DGCL permits, but does not require, a corporation to indemnify its directors, officers, employees or agents and expressly provides that the indemnification provided for under the DGCL shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. The DGCL permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of the corporation, provided that each such person acted in good faith and in a manner that he reasonably believed was in or not opposed to the corporation's best interests and in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The DGCL does not allow indemnification of directors in the case of an action by or in the right of the corporation (including stockholder derivative suits) unless the directors successfully defend the action or indemnification is ordered by the court.

     The Certificate contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit. The provision does not alter a director's liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

     The Bylaws provide that directors and officers of the Company shall be, and, in the discretion of the Company's Board of Directors, non-officer employees may be, indemnified by the Company to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities actually and reasonably incurred in connection with service for or on behalf of the Company. The Bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any bylaw, agreement, vote of stockholders, or otherwise.

     The Company has entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements require, among other matters, that the Company indemnify its directors and officers to the fullest extent permitted by law and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the Company must also indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements and may cover directors and officers under the Company's directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides additional assurance to directors and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the Company's Board of Directors or the Company's stockholders to eliminate the rights it provides. It is the position of the Commission that indemnification of directors and officers for liabilities under the Securities Act is against public policy and unenforceable pursuant to Section 14 of the Securities Act.

ITEM 16.  EXHIBITS.
          --------

     4.1 Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to the Company's Registration Statement on Form S-11 (File No. 333-25279)).

     4.2 Amended and Restated Bylaws of the Company (incorporated herein by reference to the Company's Registration Statement on Form S-11 (File No. 333-25279)).

     4.3 Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership (incorporated herein by reference to the Company's Current Report on Form 8-K dated June 30, 1998, filed with Commission on July 15, 1998).

     4.4 Shareholder Rights Agreement dated as of June 16, 1997 between the Company and BankBoston, N.A., as Rights Agent (incorporated herein by reference to the Company's Registration Statement on Form S-11 (File No. 333-25279).

    *5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being registered.

     8.1  Opinion of Goodwin, Procter & Hoar LLP as to certain tax matters.

     23.1 Consent of PricewaterhouseCoopers LLP, independent accountants.

     23.2 Consent of Goodwin, Procter & Hoar LLP (included as part of Exhibits
          5.1 and 8.1 hereto).

    *24.1 Powers of Attorney (included on the signature page of this Registration Statement).

     99.1 Registration Rights Agreement dated as of June 23, 1997 by and between the Company and the holders named therein (incorporated herein by reference to the Company's Registration Statement on Form S-11 (File No. 333-25279)).

______________________

/*/  Previously filed.

ITEM 17.  UNDERTAKINGS.
          ------------

     (a)  The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, the Commonwealth of Massachusetts on this 25th day of August, 1998.

                                           BOSTON PROPERTIES, INC.


                                           By: /s/ David G. Gaw
                                              ---------------------------------
                                              Name:  David G. Gaw
                                              Title: Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the date indicated.


               SIGNATURE                                 TITLE                                      DATE
               ---------                                 -----                                      ----
                   *                       Chairman of the Board of Directors                 August 25, 1998
--------------------------------------
         Mortimer B. Zuckerman


                   *                       President and Chief Executive Officer,             August 25, 1998
--------------------------------------      Director (Principal Executive Officer)
            Edward H. Linde


            /s/ David G. Gaw               Chief Financial Officer (Principal Financial       August 25, 1998
--------------------------------------      Officer and Principal Accounting Officer)
              David G. Gaw


                    *                      Director                                           August 25, 1998
--------------------------------------
            Alan J. Patricof


                    *                      Director                                           August 25, 1998
--------------------------------------
           Ivan G. Seidenberg


                    *                      Director                                           August 25, 1998
--------------------------------------
             Martin Turchin


By: /s/ David G. Gaw
   -----------------------------------
   Name:  David G. Gaw
   Title: Chief Financial Officer


                                 EXHIBIT INDEX

Exhibit No.               Description
-----------               -----------
     4.1      Amended and Restated Certificate of Incorporation of the Company
              (incorporated herein by reference to the Company's Registration
              Statement on Form S-11 (File No. 333-25279)).

     4.2 Amended and Restated Bylaws of the Company (incorporated herein by reference to the Company's Registration Statement on Form S-11
              (File No. 333-25279)).

     4.3 Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership (incorporated herein by reference to the Company's Current Report on Form 8-K dated June 30, 1998, filed with Commission on July 15, 1998).

     4.4      Shareholder Rights Agreement dated as of June 16, 1997 between the
              Company and BankBoston, N.A., as Rights Agent (incorporated herein by reference to the Company's Registration Statement on Form S-11
              (File No. 333-25279).

    *5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being registered.

     8.1      Opinion of Goodwin, Procter & Hoar LLP as to certain tax matters.

     23.1     Consent of PricewaterhouseCoopers LLP, independent accountants.

     23.2     Consent of Goodwin, Procter & Hoar LLP (included as part of
              Exhibits 5.1 and 8.1 hereto).

    *24.1 Powers of Attorney (included on the signature page of this Registration Statement).

     99.1 Registration Rights Agreement dated as of June 23, 1997 by and between the Company and the holders named therein (incorporated herein by reference to the Company's Registration Statement on Form S-11 (File No. 333-25279)).

______________________
/*/  Previously filed.

                                     II-5